Exhibit 10.42

PER POLICY EXCESS OF LOSS
SECOND RETROCESSION AGREEMENT

Company:	ACE Capital Title Reinsurance Company

Reinsurer:	ACE Capital Re International Ltd.

Retrocessionaire:	ACE Bermuda Insurance Ltd.

Effective Date:	12:01 a.m., Eastern Standard Time, on January 1, 2000.

Term:	Co-terminus with the Reinsurance Agreement (as defined below).

Covered Business:

Each Policy that (i) is ceded by the Company to the Reinsurer pursuant to the Per Policy Excess of Loss Retrocession Agreement dated as of January 1, 2000 between the Company and the Reinsurer (a copy of which is attached hereto as Annex A) (the “Reinsurance Agreement”) and (ii) has a Policy Limit (as defined in the Reinsurance Agreement) in excess of $100 million.

Policy:	A contract of title insurance written by a title insurer and reinsured by the Company.

Type of Reinsurance:	Per Policy excess of loss retrocession.

Retrocessionaire’s Liability:

The Retrocessionaire shall be liable for all Losses and Allocated Loss Adjustment Expenses arising during the Term from a Policy that is included in Covered Business, but only to the extent such Losses and Allocated Loss Adjustment Expenses exceed the Attachment Point for such Policy and subject to the Limit of Liability for such Policy.

Losses:	As defined in the Reinsurance Agreement.

Allocated Loss Adjustment Expenses:	As defined in the Reinsurance Agreement.

Attachment Point:	With respect to each Policy, Losses and Allocated Loss Adjustment Expenses equal to $100 million.

Limit of Liability:	With respect to each Policy, Losses and Allocated Loss Adjustment Expenses equal to $100 million.

Premium:

For Policies ceded hereunder that have an inception date on or after the Effective Date (as defined above), the Reinsurer shall pay to the Retrocessionaire premium for each such Policy equal like Premium Share with respect to such Policy multiplied by the premium received by the Company with respect to such Policy.

For Policies ceded hereunder that have an inception date prior to the Effective Date (as defined above), The Reinsurer will not pay a premium.

Premium Share:	With respect to a Policy, (i) the Policy Limit for such Policy minus $100,000,000 divided by (ii) the Policy Limit for such Policy.

Taxes:	The Retrocessionaire shall allow to the Reinsurer an amount equal to the Premium Share multiplied by the federal excise taxes allowed by the Reinsurer to the Company under the Reinsurance Agreement.

Ceding Commission:	Nil.

Intermediary:	None.

Exclusions:	Ex-gratia payments.

Right of Claims Associations:

When so requested, the Reinsurer will afford the Retrocessionaire an opportunity to be associated in the defense or control of any claim, suit or proceeding involving this Agreement, and the Reinsurer and the Retrocessionaire shall cooperate in every respect in the defense of such suit, claim or proceeding.

Reports:	Within 45 days of the end of each quarter during the Term, the Reinsurer shall provide the retrocessionaire a bordereau showing for such calendar quarter:
	1.	all Policies ceded hereunder during such calendar quarter and Policies ceded hereunder to date,
	2.	Losses and Allocated Loss Adjustment Expenses with respect to the Policies ceded hereunder,
	3.	the Retrocessionaire’s share of Losses and Allocated Loss Adjustment Expenses paid and Losses and Allocated Loss Adjustment Expenses outstanding,
	4.	the Retrocessionaire’s share of subrogation, salvage and other recoveries received by the Reinsurer with respect to Losses and Allocated Loss Adjustment Expenses on Policies ceded hereunder, and
5.

the Company’s premium for each Policy ceded hereunder during such calendar quarter, the reinsurance premium payable to the Retrocessionaire for such calendar quarter and the taxes allowed by the Retrocessionaire hereunder.

Within ten (10) days after the Retrocessionaire’s receipt of such bordereau, the parties shall transfer cash so as to eliminate any balance due from one party to the other as reflected in such accounting.

Loss Advice:	Promptly will full particulars following notification of the Reinsurer by the Company.

General Terms and Conditions:	Per Attached Annex B.

Agreed to and accepted effective as of January 1, 2000 by:

ACE Capital Re International Ltd.		ACE Bermuda Insurance Ltd.

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

Title:	Chief Operating Officer	Title:	CHIEF OPERATING OFFICER

ANNEX A

PER POLICY EXCESS OF LOSS
RETROCESSION AGREEMENT

This Per Policy Excess of Loss Retrocession Agreement dated as of January 1, 2000 is made and entered into by and between ACE Capital Re International Ltd. (the “Reinsurer”), an insurance company organized under the laws of the Islands of Bermuda, and ACE Capital Title Reinsurance Company (the “Company”), an insurance company organized under the laws of the State of New York.

In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.  For all purposes of this Agreement, (i) the following terms shall have the meanings assigned to them and shall include the plural as well as the singular, and (ii) all accounting terms involving premium and loss calculations and surplus and reserves shall have the meanings assigned to them under accounting principles prescribed and permitted by the laws and regulations of the Company’s state of domicile:

A.                                    “Agreement” shall mean this Per Policy Excess of Loss Retrocession Agreement made by and between the Company and the Reinsurer.

B.                                    “Allocated Loss Adjustment Expenses” shall mean those expenses relating to the adjustment of Losses, including court costs, interest upon judgments as it accrues, and allocated investigation, adjustment, and legal expenses chargeable to the investigation, negotiation, settlement or defense of a claim or Loss or the protection and perfection of any subrogation or salvage rights under any Policy.

C.                                    “Company’s Retention” shall mean, with respect to a Policy, an amount of Loss and Allocated Loss Adjustment Expenses arising from such Policy equal to $5,000,000.

D.                                    “Effective Date” shall have the meaning set forth in Article 2.

E.                                      “Loss” and “Losses” shall mean the actual loss paid by the Company during the Term arising from a Policy, including sums paid in settlement of claims and in satisfaction of judgments, net of any salvage and any inuring reinsurance in connection therewith.

Excess of Loss Retrocession

Between Capital Title & ACE Cap Re International

F.                                      “Notice” shall mean communications conforming to the provisions of Section 12.10 of this Agreement.

G.                                    “Policy or Policies” shall mean an in force contract of title insurance written by a title insurer and reinsured by the Company’ prior to or during the Term.  Notwithstanding anything herein to the contrary, all contracts of title insurance that pertain to one risk shall be deemed to be one “Policy” for the purposes of this Agreement.

H.                                    “Policy Limit” shall mean the amount of liability ceded to the Company with respect to a Policy.

I.                                         “Reinsurer’s Limit of Liability” shall mean, with respect to a Policy, an amount of Loss and Allocated Loss Adjustment Expenses arising from such Policy equal to the lesser of the Policy Limit for such Policy and $195 million.

J.                                      “Term” shall have the meaning set forth in Article 2.

In this Agreement, all terms not otherwise defined herein shall have the same meanings such terms have in the New York Insurance Law.

ARTICLE 2

TERM

This Agreement shall be effective from and after 12:01 a.m., Eastern Standard Time, on January 1, 2000 (the “Effective Date”) and shall continue in effect until all of the Company’s exposure under Policies with Policy Limits in excess of the Company’s Retention has expired (the ‘Term”).

ARTICLE 3

TYPE

Per policy excess of loss reinsurance.

ARTICLE 4

COVER

The Reinsurer shall be liable to and will reimburse the Company for all Loss and Allocated Loss Adjust Expenses arising from each Policy in excess of the Company’s

Retention for such Policy, subject to the Reinsurer’s Limit of Liability for such Policy.  The Company’s Retention shall be fully paid and satisfied by the Company before the Reinsurer shall be liable for any payment of Losses and Allocated Loss Adjustment Expenses under this Agreement.  The Reinsurer shall not be liable under this Agreement for any portion of the Company’s Retention under any circumstances including, but not limited to, the Company’s bankruptcy, insolvency, inability or unwillingness to pay for Losses or Allocated Loss Adjustment Expenses for any reasons whatsoever or the uncollectability of any other insurance or reinsurance covering any of the Policies.

ARTICLE 5

EXCLUSIONS

This Agreement does not cover (i) business reinsured by the Company not described herein, (ii) bad faith, punitive damages or other extracontractual liability asserted against the Company, its officers, directors, employees or agents, (iii) office expenses of the Company and salaries of officials and employees of the Company, or (iv) all liability of the Company, arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund.  “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by the competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE 6

PREMIUM

For Policies with an inception date on or after the Effective Date, the Company shall pay to the Reinsurer premium for each Policy equal to (i) (A) the Policy Limit for such Policy minus the Company’s Retention divided by (B) the Policy Limit for such Policy, multiplied by (ii) the premium received by the Company with respect to such Policy (the “Premium”).  The Premium due to the Reinsurer for each Policy shall be due during the calendar quarter during which the Company receives its premium with regard to such Policy and shall be payable to the Reinsurer as provided in Article 7 hereof.

No Premium shall be payable to the Reinsurer with respect to Policies with an inception date prior to the Effective Date.

ARTICLE 7

ACCOUNTS AND REPORTS

The Company shall provide the Reinsurer with a bordereau within forty five (45) days following the end of each calendar quarter showing for such calendar quarter and each Policy ceded hereunder: Policy Limit, premium received by the Company, Premium due to the Reinsurer, Losses and Allocated Loss Adjustment Expenses (paid and outstanding) and the Reinsurer’s share of salvage and other recoveries received by the Company.  The net balance shall be payable by the debtor party within ten (10) business days after the bordereau is furnished to the Reinsurer.

The Company shall also furnish to the Reinsurer such other reports or other information as may reasonably be required by the Reinsurer and reasonably available to the Company.

ARTICLE 8

CLAIMS

Section 8.1. Notice of Claim. The Company agrees to provide Notice of any claim under any Policy as soon as is reasonably possible. Failure to provide such Notice shall not relieve the Reinsurer of its obligations hereunder for any Loss or Allocated Loss Adjustment Expenses resulting from such claim unless the Reinsurer has suffered undue prejudice thereby.

Section 8.2. Rights and Settlements. The Reinsurer agrees to abide by the loss settlements of the Company.  The Company shall be the sole judge of:

A.                                   The interpretation of all Policies;

B.                                     What shall constitute a claim or Loss covered under a Policy or Allocated Loss Adjustment Expenses in connection therewith; and

C.                                     The Company’s liability with respect to a Policy and the amount it shall be proper for the Company to pay in respect thereto.

The Reinsurer shall be bound by the judgment of the Company concerning the salvage and subrogation rights and remedies of the Company, and the Company shall have complete and sole control of direction of all claims and salvage and subrogation remedies.

Section 8.3. Rights of Association and Cooperation. The Reinsurer shall not be called upon to assume charge of the settlement or defense of any claim made or suit brought or proceeding instituted under a Policy, but the Reinsurer shall have the right and shall be given the opportunity to associate at its own expense with any party in the defense and control of any such claim, suit or proceeding if (i) the claim, suit or proceeding involves, or appears reasonably likely to involve, the Reinsurer, and (ii) the Company has the right under the Policy to participate in the same.  In such event, the Reinsurer and the Company shall cooperate in all aspects of the defense of such claim, suit or proceeding.

ARTICLE 9

SALVAGE

All recoveries, salvages, reimbursements and reversals or reductions of verdicts or judgments (net of the cost of obtaining such recovery, salvage, reimbursement or reversal or reduction of a verdict or judgment), whether recovered, received or obtained prior or subsequent to a loss settlement under this Agreement, shall be applied as if recovered, received or obtained prior to such settlement, and all necessary adjustments shall be made by the parties hereto.

ARTICLE 10

CASH LOSS

At the option and upon the demand of the Company, when the amount due from the Reinsurer as a result of any one loss exceeds $5,000,000, the Company shall be paid by wire transfer of same day federal funds by 12:00 p.m.  Eastern Standard Time on the later of either (a) three business days following the date of receipt by the Reinsurer of a special loss accounting which shall be prepared by the Company and shall contain relevant details in connection with the loss and (b) one business day prior to the date such loss payment is made by the Company.  If for any reason the Company shall not make such loss payment on the scheduled date and no such loss payment is anticipated to be made within seven days, the Company shall immediately return to the Reinsurer, the amount paid to the Company by the Reinsurer.  If such loss payment is made within seven days but in an amount less than the special remittance, the Company shall immediately return to the Reinsurer the unused amount.

ARTICLE 11

WARRANTY

The Company warrants that, as of the Effective Date, there are no known or reported claims under any Policy reported under this Agreement that are in excess of the Company’s Retention with respect to such Policy.

ARTICLE 12

GENERAL CONDITIONS

Section 12.1. Insolvency. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or its liquidator, receiver, conservator or statutory successor, immediately upon demand on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim.  It is agreed, however, that within a reasonable time the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating any Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding.  During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Company shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

Section 12.2. Errors and Omissions. Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified as soon as possible after discovery.

Section 12.3. Access to Records. The Reinsurer or its duly authorized representative shall have access to and the right to inspect the books and records of the Company at all reasonable times for the purpose of obtaining and copying information concerning this Agreement, the Policies or the subject matter hereof.

Section 12.4. Arbitration. If any irreconcilable dispute shall arise between the Reinsurer and the Company with reference to the interpretation of this Agreement (including, but not limited to, disputes concerning the formation or validity of this Agreement), whether such dispute arises during or after the Term, such dispute, upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two arbitrators so chosen.  Where a party fails to appoint an arbitrator within fourteen (14) days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within twenty eight (28) days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy.  At any time prior to the appointment by ARIAS (UK), the party or arbitrators in default may make such appointment.  All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or underwriters at Lloyd’s of London not under the control of or otherwise affiliated with either party.

Except as may be otherwise provided herein, the arbitrators shall promulgate rules to interpret this Agreement under ARIAS Arbitration Rules.  The arbitrators shall interpret this Agreement as an honorable engagement rather than as a legal obligation and will make their award with the view to effecting the general purpose and intent of this Agreement, rather than in accordance with the literal interpretation of this Agreement.

The party requesting the arbitration shall submit its case to the arbitrators within forty five (45) days of the appointment of the third arbitrator.  The party responding to the request for arbitration shall submit its case to the arbitrators within forty five (45) days of the receipt of the petitioner’s case.  A hearing shall be held within thirty (30) days after receipt of the parties’ cases in writing.  The arbiters shall render their decision within thirty (30) days after completion of the hearing.  The decision in writing of any two arbiters, when filed with the parties, shall be final and binding on both parties.  Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction.  Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and the arbitration.  Said arbitration shall take place in Hamilton, Bermuda, unless some other place is mutually agreed upon by the parties.

The procedures specified herein shall be the sole and exclusive procedures for the resolution of irreconcilable disputes between the parties arising out of or relating to this Agreement.

Section 12.5. Currency. The currency for the purposes of this Agreement shall be United States dollars.

Section 12.6 Offset. The parties hereto have the right to offset any balance(s) due from one to the other under this Agreement.  The party asserting the right of offset may exercise such right at any time whether the balance(s) due are on account of premiums or losses or otherwise.  In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of Section 7427 of the New York Insurance Law and all other applicable law.

Section 12.7. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of New York without giving effect to the conflict of law rules thereof.

Section 12.8. Taxes. The Company shall pay any federal excise taxes on premium reported to the Reinsurer hereunder.  The Company may deduct any federal excise tax from the premium to be paid to the Reinsurer.

Section 12.9. Financial Statement Credit. The Reinsurer, upon the request and at the discretion of the Company, shall take all steps necessary to ensure that the Company obtains full financial statement credit according to statutory requirements in all applicable States of the United States for the reinsurance provided by the Reinsurer hereunder and shall provide evidence of the same.  Notwithstanding the foregoing, the Reinsurer shall not be required to provide credit for statutory premium reserves or for incurred but not reported losses.

Section 12.10. Notice. As used in this Agreement, notice shall mean any and all notices, requests, demands or other communications required or permitted to be given hereunder, and all notices shall be sent by facsimile transmission or by an overnight delivery service, addressed to the parties at the addresses set forth below:

If to Company, to:

ACE Capital Title Reinsurance Company
1325 Avenue of the Americas
New York, New York 10019
Fax: 212-581-3268
Attn:  Corporate Secretary

If to Reinsurer, to:

ACE Capital Re International Ltd.
30 Woodbourne Avenue
Hamilton HM 08
Bermuda
Fax: 441-292-8677
Attn:  Corporate Secretary

The Company and Reinsurer shall provide each other with wiring instructions for monies to be transferred under this Agreement promptly after execution of this Agreement and at the time of any change in such instructions.

Section 12.11. Amendments. This Agreement may be amended only by a writing executed by the Company and the Reinsurer.

Section 12.12. Severability. In the event any provision of this Agreement is held invalid or unenforceable under applicable law, the Agreement shall be deemed not to include such provision and all other provisions shall remain in full force and effect.

Section 12.13. Assignment This Agreement is not assignable by Reinsurer or the Company without the consent of the other party hereto and such attempt at assignment shall be void.

Section 12.11. Amendments. This Agreement may be amended only by a writing executed by the Company and the Reinsurer upon not less than 30 days’ prior written notice by one party to the other.

Section 12.12. Severability. In the event any provision of this Agreement is held invalid or unenforceable under applicable law, the Agreement shall be deemed not to include such provision and all other provisions shall remain in full force and effect.

Section 12.13. Assignment. This Agreement is not assignable by Reinsurer or the Company without the consent of the other party hereto and such attempt at assignment shall be void.

Section 12.14. Headings. All captions, headings or titles preceding any Section or Article in this Agreement are solely for convenience of reference and are not part of this Agreement and shall not affect its meaning, construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and delivered as of the date first written above.

Reinsurer: ACE Capital Re International Ltd.

By:	/s/ [ILLEGIBLE]
Title:	5/17/00

Company: ACE Capital Title Reinsurance Company

By:	/s/ [ILLEGIBLE]
Title:	President

ANNEX B TO

PER POLICY EXCESS OF LOSS
SECOND RETROCESSION AGREEMENT

GENERAL TERMS AND CONDITIONS

INSOLVENCY

In the event of the insolvency of the Reinsurer, this reinsurance shall be payable directly to the Reinsurer, or its liquidator, receiver, conservator or statutory successor, on the basis of the liability of the Reinsurer without diminution because of the insolvency of the Reinsurer or because the liquidator, receiver, conservator or statutory successor of the Reinsurer has failed to pay all or a portion of any claim.  It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsurer shall give written notice to the Retrocessionaire of the pendency of each claim against the Reinsurer with respect to which the Retrocessionaire may have liability under this Agreement within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership.  During the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsurer or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Reinsurer as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsurer solely as a result of the defense undertaken by the Retrocessionaire.

ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability that would attach to it under this Agreement if such delay, omission or error had not been made provided such delay, omission or error (i) is rectified as soon as possible after discovery thereof and (ii) does not increase the liability of the Retrocessionaire hereunder.

ACCESS TO RECORDS

The Retrocessionaire or its authorized representative shall have access to the books and records of the Reinsurer at all reasonable times for the purpose of obtaining information concerning this Agreement or its subject matter.  This access shall include, without limitation, access to all papers in the possession of the Reinsurer in connection with claims and the adjustment of claims.  The Retrocessionaire’s right of access shall continue as long as cither party has a claim against the other arising out of this Agreement.

RECOVERIES, SALVAGE AND REIMBURSEMENTS

The Reinsurer shall credit the Retrocessionaire with its pro rata share of any recoveries, salvage or reimbursements on account of any Losses and Allocated Loss Adjustment Expenses paid by the Retrocessionaire under this Agreement.  In the event there are any recoveries, salvage or reimbursements recovered subsequent to a payment of Losses or Allocated Loss-Adjustment Expenses by the Retrocessionaire, it is agreed that the amount recovered shall first be applied to the reimbursement of the expense of recovery and then in proportion to the liability of each party for the Losses and Allocated Loss Adjustment Expenses before such recovery had been obtained.  Expenses shall exclude all office expenses and salaries of officials and employees of the Reinsurer.  This provision shall survive the Term of this Agreement and shall remain in effect until all recoveries, salvage and reimbursements on account of any Losses and Allocated Loss Adjustment Expenses paid by the Retrocessionaire under this Agreement shall have been obtained.  The Reinsurer shall pay to the Retrocessionaire its share of any recoveries, salvage and reimbursements within thirty (30) days after the Reinsurer receives such recoveries, salvage and reimbursements.

ARBITRATION

If any irreconcilable dispute shall arise between the Reinsurer and the Retrocessionaire with reference to the interpretation of this Agreement (including, but not limited to, disputes concerning the formation or validity of this Agreement), whether such dispute arises before or after termination of this Agreement, such dispute, upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two arbitrators so chosen.  Where a party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy.  At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.  All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or underwriters at Lloyd’s of London not under the control of or otherwise affiliated with either party to this Agreement.

Except as may be otherwise provided herein, the arbitrators shall promulgate rules to interpret this Agreement under ARIAS Arbitration Rules.  The arbitrators shall interpret this Agreement as an honorable engagement rather than as a legal obligation and will make their award with the view to effecting the general purpose and intent of this Agreement, rather than in accordance with the literal interpretation of this Agreement.

The party requesting the arbitration shall submit its case to the arbitrators within forty five (45) days of the appointment of the third arbitrator.  The party responding to the request for arbitration shall submit its case to the arbitrators within forty five (45) days of the receipt of the petitioner’s case.  A hearing shall be held within thirty (30) days after receipt of the parties’ cases in writing.  The arbiters shall render their decision within thirty (30) days after completion of the hearing.  The decision in writing of any two arbiters, when filed with the parties, shall be final and binding on both parties.  Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction.  Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and the arbitration.  Said arbitration shall take place in Hamilton, Bermuda, unless some other place is mutually agreed upon by the parties.

The procedures specified herein shall be the sole and exclusive procedures for the resolution of irreconcilable disputes between the parties arising out of or relating to this Agreement.

CURRENCY

All payments under this Agreement shall be made in US dollars.

OFFSET CLAUSE

The Reinsurer and the Retrocessionaire have the right to offset any balance(s) due from one to the other under this Agreement or under any other agreements between the parties.  The party asserting the right of offset may exercise such right at any time whether the balance(s) due are on account of premiums, ceding commissions, losses, salvage or otherwise.  In the event of the insolvency of the Reinsurer or the Retrocessionaire, offsets shall only be allowed in accordance with applicable law.

GOVERNING LAW

This Agreement shall be interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof.

FOLLOWS REINSURANCE AGREEMENT

Except as otherwise specifically provided in this Agreement, this Agreement shall be subject to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the Reinsurer and to the same modifications, alterations and cancellations as the Reinsurance Agreement, the true intent of this Agreement being that the Retrocessionaire shall, in every case to which this Agreement applies and in the proportion specified in this Agreement, follow the fortunes of the Reinsurer.  This Agreement shall be construed as an honorable undertaking between the Reinsurer and the Retrocessionaire and shall not be defeated by technical legal constructions.  However, nothing in this Agreement shall be construed to expand the liability of the Retrocessionaire beyond what is specifically assumed thereunder by creating rights of any third party, including any reinsured of the Reinsurer, in or under this Agreement.

NOTICES

All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be Hand delivered, sent by confirmed facsimile transmission, mailed by first class certified mail, return receipt requested, or sent by an overnight delivery service, addressed to the party at its address set forth below or to such other address as such party may designate in writing:

If to the Reinsurer:

ACE Capital Re International Ltd.
Victoria Hall
11 Victoria Street
P.O. Box 1826
Hamilton HM HX
Bermuda
Attn: Corporate Secretary
Fax: 441-296-3379

If to the Retrocessionaire:

ACE BERMUDA INSURANCE LTD.
The ACE Building
30 Woodbourne Avenue
Hamilton HM 08
Bermuda
Attn: Andrew M. Gibbs, CFO & SVP
Fax: 441-292-8677

MISCELLANEOUS

This Agreement shall be binding upon and inure to the benefit of the Reinsurer and Retrocessionaire and their respective successors and assigns; provided that this Agreement may not be assigned by either party without the prior written consent of the other party.

The Retrocessionaire’s liability under this Agreement shall not increase or decrease as a result of the receivership, insolvency or inability to pay of the Reinsurer.

The headings included in this Annex B are intended solely for convenience of reference and shall not effect the meaning, interpretation, construction or effect hereof or thereof.